SCHEDULE A

IDENTIFICATION OF SERIES

Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

Matthews Pacific Tiger Fund - Class A & Class I
Matthews Asian Growth & Income Fund
Matthews Korea Fund - Class A & Class I
Matthews Dragon Century China Fund - Class A & I
Matthews Japan Fund
Matthews Asian Technology Fund
Matthews Asia-Pacific Fund
Matthews India Fund

This Schedule “A” may be amended from time to time by agreement of the Parties.